EXHIBIT 99.1

K-Fuel(TM) Project Announced in Alaska

Governor Murkowski Signs MOU on Coal with Taiwan

September 20, 2004, Denver, CO -- Last week, Governor Frank Murkowski, Alaska, signed an MOU with high-ranking representatives of the Taiwan government to jump start development of Alaska's vast Cook Inlet coal deposits, utilizing KFx's (AMEX:KFX) patented K-Fuel(TM) process. To facilitate this project, KFx has entered into a letter of intent to license the K-Fuel(TM) technology to Kanturk Partners, a Taiwan/U.S. merchant bank based in Washington, D.C. Kanturk will pay KFx an up-front license fee and will provide KFx a significant carried interest in the project. The agreement between Kanturk and KFx is subject to Kanturk finalizing its agreement with owners of the raw coal as well as the parties completing definitive agreements.

The MOU commits the government of Taiwan to facilitate the purchase of up to 8 million metric tons per year of K-Fuel(TM) by its state-owned utility, Taipower, and other industrial consumers. The State of Alaska agrees to assist and facilitate in the infrastructure development, port expansion, and permitting of mining and the K-Fuel(TM) facility.

During a press conference on Friday, September 17, Edward Chen, President of Taipower, announced that as a result of the MOU, Taipower and Kanturk will immediately commence negotiations and finalize a formal supply agreement for the delivery of processed coal utilizing the K-Fuel(TM) technology.

Governor Murkowski stated that efforts have been under way for many years to develop and enhance the Beluga Coal in Cook Inlet. His announcement highlights that the K-Fuel(TM) process is ready for commercialization in Alaska. He said, "This is a very, very significant development for Alaska and Taiwan."

Chairman and CEO, Ted Venners, said, "This agreement marks an auspicious entry of KFx into the international energy market. We have been working with Governor Murkowski and Alaska coal entities for some time. It is exciting for us to see the opportunity moving to reality. Alaska's high moisture coal is a perfect feedstock for our technology as it is low sulfur and low ash. We are currently working diligently with Kanturk to develop this project so that we can participate in opening up the vast coal resources in Alaska."

About KFx

KFx provides cost-effective solutions to help the electricity industry increase energy production while meeting emissions standards. Through its patented K-Fuel process, KFx transforms abundant U.S. reserves of sub-bituminous coal and lignite into clean, affordable, efficient energy supplies. For more information on KFx, visit www.kfx.com.

Forward-looking Statements

Statements in this news release that relate to future plans or projected results of KFx or the Company are 'forward-looking statements' within the meaning of Section 27A of the Securities Act of 1933, as amended by the Private Securities Litigation Reform Act of 1995 (the "PSLRA"), and Section 21E of the Securities Exchange Act of 1934, as amended by the PSLRA, and all such statements fall under the 'safe harbor' provisions of the PSLRA. The Company's actual results may vary materially from those described in any 'forward-looking statement' due to, among other possible reasons, the realization of any one or more of the risk factors described in the Company's Annual Report on Form 10-K, or in any of its other filings with the Securities and Exchange Commission, all of which filings any reader of this news release is encouraged to study. Readers of this news release are cautioned not to put undue reliance on forward-looking statements.

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